Exhibit 107

FORM S-8

Registration Statement Under the Securities Act of 1933

(Form Type)

El Pollo Loco Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Fees To Be Paid	Equity	Common Stock	Rule 457(c) Rule 457(h)	1,250,000	(2)	$10.46	$13,075,000	$0.00014760	$1,929.87
		Total Offering Amounts					$13,075,000		$1,929.87
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$1,929.87

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock of the Registrant which become issuable under the El Pollo Loco Holdings, Inc. Equity Incentive Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction as a result of antidilution provisions contained therein.
(2)	Represents additional shares of Common Stock reserved for issuance and issuable under the Plan.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low trading prices ($10.69 and $10.23, respectively) of the Common Stock on May 23, 2024, as reported on the Nasdaq Global Select Market.